ANTI-MONEY LAUNDERING AMENDMENT
                                       TO
                             DISTRIBUTION AGREEMENT

     This ANTI-MONEY LAUNDERING AMENDMENT (this "Amendment") amends as of the 23rd day of October 2002 (the "Effective Date"), the Distribution Agreement, dated as of May 28, 1999, between HAWAIIAN TAX-FREE TRUST (the "Trust") and Aquila Distributors Inc. (the "Distributor") (the "Agreement").

     WHEREAS, the Distributor acts as principal underwriter and exclusive distributor of the shares of the Fund ("Shares") pursuant to the Agreement:

     WHEREAS, the Distributor receives orders for the purchase of Shares from investors;

     WHEREAS, the Distributor has implemented various anti-money laundering ("AML") procedures as described below, which Distributor has found to be reasonable, and the Trust desires to delegate certain AML procedures to the Distributor, as permitted by the USA PATRIOT Act and the regulations thereunder (collectively, the "PATRIOT Act").

     WHEREAS, the Trust and the Distributor desire to amend the Agreement to reflect such services explicitly;

     NOW THEREFORE, The Trust and the Distributor hereby agree that, as of the Effective Date, the Agreement shall be amended by adding the following new provision:

1.   Anti-Money Laundering.

          To the extent the other provisions of this Agreement require the Distributor to establish, maintain and monitor accounts of investors in the Trust consistent with securities laws, the Distributor shall perform all reasonable actions necessary to help the Trust be in compliance with United States federal AML laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act, as described hereinafter.

          In this regard, the Distributor shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of the Distributor's AML program or by an outside party, for compliance with the Distributor's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of the Distributor's AML program; and
          (d) provide ongoing training of the Distributor's personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Trust, the Distributor shall provide to the Trust's officer in charge of AML compliance (the "AML Compliance Officer"):
          (x) a copy of the Distributor's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement): (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel.

          Unless otherwise preformed by the Trust's transfer agent, the Distributor shall also: (i) collect and maintain investor information, verify the identity of investors and check investor identities against all government lists of known or suspected terrorists and terrorist organizations in compliance with the procedures set forth in the Trust's AML program and the PATRIOT Act; (ii) provide notice of the Trust's customer identification procedures to prospective investors in the manner permitted by the PATRIOT Act before an account is opened;
          (iii) maintain records of the information collected and methods used to verify investor identity in compliance with the PATRIOT Act; (iv) monitor investor accounts for suspicious activity to the extent required by AML laws or the PATRIOT Act; and (v) make any required regulatory filings on behalf of the Trust including, but not limited to, Form 8300 and suspicious activity reports (to the extent required by AML laws) and promptly provide a copy of all such reports filed to the Trust's AML Compliance Officer.

          To the extent that a Trust regulator wishes to examine the Distributor regarding its services hereunder, the Distributor shall cooperate with and permit examinations of its records and personnel by such regulator, coordinating any such response with the Trust's AML Compliance Officer. The Distributor also agrees to make available to examiners from such regulatory agencies any information and records relating to the Trust's AML program as such examiners shall reasonably request.

2. General. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


HAWAIIAN TAX-FREE TRUST



  By:  /s/  Diana P. Herrmann
  Name:    Diana P. Herrmann
  Title:      President



  AQUILA DISTRIBUTORS, INC.



  By:  /s/  Robert Anderson
  Name:    Robert Anderson
  Title:      Senior Vice President